Exhibit 3.37

CERTIFICATE OF INCORPORATION

OF

THOMAS-OBERDORFER PUMPS, INC.

________________________

1.	The name of the corporation is Thomas-Oberdorfer Pumps, Inc.

2.            The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.            The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.            The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000) shares, with a par value of $.01 per share.

5.            The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of Directors need not be by written ballot.

6.	The name and mailing address of the sole incorporator is:

Marc H. Nobuhata

227 West Monroe Street

Chicago, IL 60606-5096

I, THE UNDERSIGNED, being the incorporator hereintofore named, for the purposes of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 13th day of October, 1999.

    /s/ Marc H. Nobuhata

Marc H. Nobuhata, Sole Incorporator